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                                                                    EXHIBIT 12.1

                          LONG DISTANCE INTERNATIONAL
                       RATIO OF EARNINGS TO FIXED CHARGES
                      (in thousands, except ratio amounts)


                                                          Years Ending December 31,                         Three months ending
                                                                                                                   March 31,
                                        -----------------------------------------------------------   ----------------------------

                                          1993         1994         1995         1996         1997         1997        1998
                                          ----         ----         ----         ----         ----         ----        ----

FIXED CHARGES:
  Interest..............................  $  0         $   0      $    18     $   212     $     523          101          273
  Amortization of debt expense and
    debt discounts......................     0             0            0           0             0            0            0
  Interest component of rent............     0             7           20          56           130           28           43
                                          -----        ------      ------     --------    ---------       ------      -------
Total fixed charges.....................  $  0         $   7      $    38     $   268     $     653      $   129      $   316
                                          =====        ======      ======     ========    =========       ======      =======


Net loss................................  $(32)        $(220)     $(1,653)    $(4,021)     $(11,334)      (1,492)      (7,520)
Add (deduct)
  Fixed charges.........................     0             0           38         268           653          129          316

Adjusted Earnings.......................  $(32)        $(220)     $(1,615)    $(3,753)     $(10,681)     $(1,363)     $(7,204)
                                         ======        ======     ========    ========     =========     ========     ========

Ratio of Earnings to fixed charges......   N/A        (31.43)      (42.50)     (14.00)       (16.36)      (10.57)      (22.80)
                                         ======       =======     ========    ========     =========     ========     ========